INFORMATION REQUIRED BY SUB-ITEM 77C OF FORM NSAR

                              WEITZ PARTNERS, INC.

On March 5, 2004, a special meeting of the shareholders of the Partners Value Fund, which meeting was adjourned and reconvened on March 26, 2004, was held for the purpose of asking shareholders to consider the following proposals, which were more fully described in the Proxy Statement dated January 15, 2004:

PROPOSAL 1: To approve a proposed Agreement and Plan of Reorganization and the transactions contemplated thereby, which include: (a) the transfer of all assets of the Partners Value Fund to a newly formed series also called the Partners Value Fund (the "New Fund") of The Weitz Funds, a Delaware statutory trust (the "New Trust"), in exchange for shares of the New Fund, and the assumption by the New Fund of liabilities of the Fund; and (b) the distribution to Partners Value Fund shareholders of such New Fund's shares.

         Affirmative                 Against         Abstain

         89,862,934                 1,347,791       1,295,376

PROPOSAL 2.1: To amend the fundamental investment restriction regarding underwriting securities.

          Affirmative               Against          Abstain
          88,855,670               2,383,299        1,267,132

PROPOSAL 2.2: To amend the fundamental investment restriction regarding investments in real estate.

          Affirmative               Against          Abstain
          89,230,711               2,095,522        1,179,869

PROPOSAL 2.3: To amend the fundamental investment restriction regarding investments in commodities.
         Affirmative                Against          Abstain
         88,081,620                3,088,895        1,335,586

PROPOSAL 2.4: To amend the fundamental investment restriction regarding issuing senior securities.

         Affirmative                Against          Abstain
         88,579,259                2,502,115        1,424,728

PROPOSAL 2.5: To amend the fundamental investment restriction regarding making loans.

         Affirmative                Against          Abstain
         88,010,672                3,198,250        1,297,179

PROPOSAL 2.6: To amend the fundamental investment restriction regarding borrowing.

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         Affirmative                Against          Abstain
         87,720,723                3,346,134        1,439,244

PROPOSAL 2.7: To eliminate the fundamental investment restriction regarding purchasing securities on margin.

         Affirmative                Against          Abstain
         87,342,664                3,916,031        1,247,407

PROPOSAL 2.8: To eliminate the fundamental investment restriction regarding participation in securities trading accounts.

         Affirmative                Against          Abstain
            87,893,526             3,106,088        1,506,487

PROPOSAL 2.9: To eliminate the fundamental investment restriction regarding investments for exercising control over an issuer.

         Affirmative                Against          Abstain
         88,688,562                2,450,169        1,367,371

PROPOSAL 2.10: To amend the fundamental investment restriction regarding industry concentration.

         Affirmative                Against          Abstain
         88,899,506                2,292,306        1,314,290

PROPOSAL 2.11: To amend the fundamental investment restriction regarding diversification.

         Affirmative                Against          Abstain
         89,139,966                2,091,314        1,274,822

PROPOSAL 2.12: To eliminate the fundamental investment restriction regarding investment objectives and strategies.

         Affirmative                Against          Abstain
         87,023,928                4,101,357        1,380,817